Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Martin Midstream GP LLC:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-211407) and on Form S-8 (No. 333-218693, No. 333-203857 and No. 333-140152) of Martin Midstream Partners L.P. of our report dated May 20, 2019, with respect to the consolidated balance sheets of Martin Midstream Partners L.P. and subsidiaries (the Partnership) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in capital, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the Form 8-K of Martin Midstream Partners L.P dated May 20, 2019.

Our report contains an explanatory paragraph that states the acquisition of Martin Transport, Inc. on January 2, 2019 has been accounted for as a transfer of net assets between entities under common control in a manner similar to a pooling of interests and the Partnership’s historical consolidated financial statements have been retrospectively revised to reflect the effects.

/s/ KPMG LLP

Dallas, Texas
May 20, 2019